                                                                     Exhibit 12

                       Ratio of Earnings to Fixed Charges

                                            THREE MONTHS                                YEAR ENDED DECEMBER 31,
(IN THOUSANDS)                             ENDED MARCH 31,
                                          2004           2003         2003          2002         2001          2000          1999
FIXED CHARGES:
Interest expense ..................    $     739     $   1,427    $   3,967     $  11,608     $  16,518     $  12,844     $     836
Interest expense
charged against gain
on bond repurchases
and exchanges .....................           --         4,387        5,527            --            --            --             --
Interest expense
included in rent
expense ...........................          113           127          402           446           438           374            64
Preferred stock
dividends .........................           --            --           --            --            --            --         1,020
                                       ---------     ---------    ---------     ---------     ---------     ---------     ---------
Total fixed charges ...............    $     852     $   5,941    $   9,896     $  12,054     $  16,956     $  13,218     $   1,920
                                       =========     =========    =========     =========     =========     =========     =========

EARNINGS:
(Loss) income from
continuing operations .............    $  (9,342)        4,032    $ (10,938)    $ (56,501)    $(140,919)    $ (62,292)    $ (21,087)
Fixed charges .....................          852         5,941        9,896        12,054        16,956        13,218         1,920
Preferred stock
dividends .........................           --            --           --            --            --            --        (1,020)
                                       ---------     ---------    ---------     ---------     ---------     ---------     ---------
Total Earnings ....................    $  (8,490)    $   9,973    $  (1,402)    $ (44,447)    $(123,963)    $ (49,074)    $ (20,187)
                                       =========     =========    =========     =========     =========     =========     =========
Ratio .............................        (10.0)          1.7         (0.1)         (3.7)         (7.3)         (3.7)        (10.5)
                                       =========     =========    =========     =========     =========     =========     =========
Excess (Deficiency) of
Earnings ..........................    $  (9,342)        4,032    $ (10,938)    $ (56,501)    $(140,919)    $ (62,292)    $ (22,107)
                                       =========     =========    =========     =========     =========     =========     =========